TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Second Quarter 2016 Financial Results

- New Drug Application submitted for Yuvvexy™ (TX-004HR) -

- Topline phase 3 data for TX-001HR Replenish Trial on track for fourth quarter of 2016 -

BOCA RATON, Fla. – August 4, 2016 – TherapeuticsMD, Inc. (NYSE MKT: TXMD), an innovative women’s healthcare company, today announced its second quarter financial results for the quarter ended June 30, 2016.

Second Quarter and Recent Developments

•	Submitted a New Drug Application (NDA) with the U.S. Food and Drug Administration for Yuvvexy, the conditionally approved trade name for TX-004HR, the company’s applicator-free vaginal estradiol softgel drug candidate for the treatment of moderate- to-severe vaginal pain during sexual intercourse (dyspareunia), a symptom of vulvar and vaginal atrophy (VVA) due to menopause. The NDA is supported by the complete Yuvvexy clinical program, including positive results of the recently completed phase 3 Rejoice Trial. The submission included all three doses of Yuvvexy (4 mcg, 10 mcg and 25 mcg) that were evaluated in the Rejoice Trial.
•	Net revenue from the company’s prescription prenatal vitamin business was approximately $4.4 million for the second quarter of 2016, compared with approximately $4.8 million for the second quarter of 2015.
•	Net loss was approximately $21.1 million for the second quarter of 2016, compared with approximately $27.2 million for the second quarter of 2015.
•	Ended the quarter with approximately $166.5 million in cash and no debt.
•	Anticipate topline results in the fourth quarter of 2016 for the ongoing Replenish Trial, a phase 3 clinical trial of the company’s TX-001HR product candidate, which, if approved, would be the first and only FDA-approved bio-identical combination of estradiol and progesterone for the treatment of moderate-to-severe vasomotor symptoms due to menopause. Approximately 1,642 patients have already exited the trial.
•	Presented posters on the positive results of the phase 3 Rejoice Trial for Yuvvexy at major medical conferences, including the Endocrine Society annual meeting (ENDO 2016) and the American College of Obstetricians and Gynecologists (ACOG) Annual Clinical and Scientific Meeting.
•	Launched innovative new compliance packaging for vitaMedMD’s vitaPearl™ prenatal multivitamin and BocaGreen’s Prena1 Pearl, the brand’s authorized generic.
•	Grew the company’s intellectual property portfolio to a current total of 135 patent filings, including 72 international filings, with 17 issued U.S. patents.
•	Strengthened relationships with medical, pharmacy, patient and industry organizations worldwide, including ongoing activity with the leadership of the International Association of Compounding Pharmacists.

“The second quarter was transformative for our company, with the submission of our NDA for Yuvvexy as a highly-differentiated potential treatment for moderate to severe dyspareunia, a symptom of VVA, due to menopause,” said TherapeuticsMD CEO Robert G. Finizio. “The Yuvvexy NDA reflects a significant corporate achievement and we are thankful for the contributions of everyone involved. As we prepare for future commercialization of Yuvvexy, if approved, we also look forward to the topline data in the fourth quarter of 2016 from our Replenish Trial for TX-001HR, our second novel hormone therapy program. If approved, we believe TX-001HR would be the first and only FDA-approved bio-identical combination of estradiol and progesterone for treatment of moderate-to-severe vasomotor symptoms due to menopause. We are very pleased with our progress this year.”

Summary of Second Quarter 2016 Financial Results

For the quarter ended June 30, 2016, net revenue from the company’s prescription prenatal vitamins was approximately $4.4 million compared with net revenue of approximately $4.8 million for the prior year’s quarter. The change in net revenue during the quarter was primarily attributable to a decrease in the average net sales price of the company’s products, partially offset by an increase in the number of units sold.

Cost of goods sold was approximately $1.1 million for the three months ended June 30, 2016, compared with approximately $1.0 million in the prior year’s quarter.

Total operating expenses for the second quarter of 2016 included research and development (R&D) expenses and sales, general and administrative expenses (SG&A). R&D expenses during the second quarter of 2016 were approximately $13.8 million compared to approximately $24.2 million during the prior year’s quarter, reflecting a significant decline in the company’s clinical trial costs, partially offset by an increase in scale-up and manufacturing activities to support future commercialization. SG&A expenses for the second quarter of 2016 were approximately $10.6 million compared with approximately $6.9 million for the prior year’s quarter, primarily due to the company’s investments in human resources and sales and marketing to support future commercialization.

Net loss for the second quarter of 2016 was approximately $21.1 million, or $0.11 per basic and diluted share, compared with approximately $27.2 million, or $0.16 per basic and diluted share, for the second quarter of 2015.

At June 30, 2016, cash on hand was approximately $166.5 million, compared with approximately $64.7 million at December 31, 2015.

Conference Call Today

As previously announced, TherapeuticsMD will host a conference call today to discuss these financial results and provide a business update. Details for the call are:

Date:	Thursday, August 4, 2016
Time:	4:30 p.m. EDT
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	88600937

Additionally, a live webcast can be accessed on the company’s website, www.therapeuticsmd.com, on the Home Page or under the “Investors & Media” section. A digital recording of the conference call will be available for replay beginning two hours after the call’s completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 46530545.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative healthcare company focused on developing and commercializing products exclusively for women. With its SYMBODA™ technology, TherapeuticsMD is developing advanced hormone therapy pharmaceutical products to enable delivery of bio-identical hormones through a variety of dosage forms and administration routes. The company’s clinical development pipeline includes two phase 3 products. The company also manufactures and distributes branded and generic prescription prenatal vitamins as well as over-the-counter vitamins under the vitaMedMD® and BocaGreenMD® brands. More information is available at the following websites: www.therapeuticsmd.com, www.vitamedmd.com, www.vitamedmdrx.com and www.bocagreenmd.com.

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the FDA will accept and, if accepted, approve the company’s new drug application for its TX-004HR product candidate; the length, cost and uncertain results of the company’s clinical trials; the potential of adverse side effects or other safety risks that could preclude the approval of the company’s hormone therapy drug candidates; the company’s reliance on third parties to conduct its clinical trials, research and development and manufacturing; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

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Contacts

Investors:

David DeLucia

Director, Investor Relations

561-961-1900
David.DeLucia@TherapeuticsMD.com

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(Unaudited)

ASSETS
Current Assets:
Cash	$166,532,446	$64,706,355
Accounts receivable, net of allowance for doubtful accounts of $529,298 and $81,910, respectively	4,477,308	3,049,715
Inventory	883,656	690,153
Other current assets	2,136,735	2,233,897
Total current assets	174,030,145	70,680,120

Fixed assets, net	444,412	198,592

Other Assets:
Intangible assets, net	1,983,829	1,615,251
Prepaid expense	—	1,109,883
Security deposit	129,864	125,000
Total other assets	2,113,693	2,850,134
Total assets	$176,588,250	$73,728,846

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,039,388	$3,126,174
Other current liabilities	6,299,783	7,539,526
Total current liabilities	9,339,171	10,665,700
Total liabilities	9,339,171	10,665,700

Commitments and Contingencies

Stockholders' Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.001; 350,000,000 shares authorized; 196,492,195 and 177,928,041 issued and outstanding, respectively	196,492	177,928
Additional paid in capital	428,902,951	282,712,078
Accumulated deficit	(261,850,364)	(219,826,860)
Total stockholders' equity	167,249,079	63,063,146
Total liabilities and stockholders' equity	$176,588,250	$73,728,846

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenues, net	$4,403,247	$4,847,934	$9,333,338	$9,322,983

Cost of goods sold	1,130,108	1,033,089	2,238,551	2,076,730
Gross profit	3,273,139	3,814,845	7,094,787	7,246,253

Operating expenses:
Sales, general, and administration	10,619,006	6,865,442	20,297,558	13,029,054
Research and development	13,841,193	24,190,714	28,938,210	42,367,549
Depreciation and amortization	24,262	14,280	43,859	27,852
Total operating expense	24,484,461	31,070,436	49,279,627	55,424,455

Operating loss	(21,211,322)	(27,255,591)	(42,184,840)	(48,178,202)

Other income:
Miscellaneous income	114,320	25,585	155,937	44,098
Accreted interest	2,863	2,560	5,399	12,402
Total other income	117,183	28,145	161,336	56,500

Loss before taxes	(21,094,139)	(27,227,446)	(42,023,504)	(48,121,702)

Provision for income taxes	—	—	—	—

Net loss	$(21,094,139)	$(27,227,446)	$(42,023,504)	$(48,121,702)

Net loss per share, basic and diluted	$(0.11)	$(0.16)	$(0.21)	$(0.29)

Weighted average number of common shares outstanding	196,325,715	172,782,264	195,613,639	168,734,760

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(42,023,504)	$(48,121,702)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation of fixed assets	19,216	14,248
Amortization of intangible assets	24,643	13,604
Provision for doubtful accounts	447,388	30,767
Share-based compensation	9,200,844	2,968,811
Changes in operating assets and liabilities:
Accounts receivable	(1,874,980)	(1,190,068)
Inventory	(193,503)	(66,606)
Other current assets	1,001,120	383,194
Other assets	—	(12,410)
Accounts payable	(86,786)	(508,511)
Deferred revenue	—	(522,613)
Other current liabilities	(1,239,743)	2,047,264
Other long-term liabilities	—	967,286
Net cash used in operating activities	(34,725,305)	(43,996,736)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(393,221)	(78,792)
Purchase of fixed assets	(265,036)	(15,559)
Payment of security deposit	(4,864)	—
Net cash used in investing activities	(663,121)	(94,351)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, net of costs	134,863,475	59,117,827
Proceeds from exercise of warrants	1,373,000	366,000
Proceeds from exercise of options	978,042	491,351
Net cash provided by financing activities	137,214,517	59,975,178

Increase in cash	101,826,091	15,884,091
Cash, beginning of period	64,706,355	51,361,607
Cash, end of period	$166,532,446	$67,245,698